Exhibit 21

SUBSIDIARIES OF REGISTRANT

7720 Lehigh Property, LLC (Illinois corporation)

Boe-Therm A/S (Denmark) - sold February 28, 2014

MFRI Holdings (B.V.I) Ltd (British Virgin Islands)

MFRI Luxembourg S.A. (Luxembourg)

Midwesco Filter Cicero, LLC (Illinois corporation)

Midwesco Filter Resources, Denmark A/S (Denmark)

Midwesco Filter Resources, Inc. (Delaware corporation)

MN Niles, Inc. (Delaware corporation)

Nordic Air Filtration A/S (Denmark)

Perma-Pipe, Inc. (Delaware corporation)

Perma-Pipe Canada, Inc. (Delaware corporation)

Perma-Pipe India Pvt. Ltd. (India)

Perma-Pipe International Co. LLC (Delaware corporation)

Perma-Pipe Middle East FZC (United Arab Emirates)

Perma-Pipe Oil Field Services LLC (United Arab Emirates)

Perma-Pipe Saudi Arabia, LLC

TDC Filter Manufacturing, Inc. (Delaware corporation)

TC Niles, Inc. (Delaware corporation)